UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 13, 2020

BROADWIND ENERGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34278	88-0409160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3240 South Central Avenue, Cicero, Illinois 60804

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (708) 780-4800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BWEN	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03 is incorporated herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Beginning on April 13, 2020, Broadwind Energy, Inc. (the “Company”) and its subsidiaries received funds under notes and related documents (“PPP Loans”) with CIBC Bank, USA under the Paycheck Protection Program (the “PPP”) which is part of the recently enacted Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the U.S. Small Business Administration. The Company received total proceeds of $9.5 million from the PPP Loans. In accordance with the requirements of the PPP, the Company intends to use proceeds from the PPP Loans primarily for payroll costs. The PPP Loans are scheduled to mature starting on April 5, 2022, have a 1.00% interest rate and are subject to the terms and conditions applicable to loans administered by the U.S. Small Business Administration under the PPP. Under the terms of the PPP, certain amounts of the PPP Loans may be forgiven if they are used for qualifying expenses as described in the CARES Act.

As of April 15, 2020, the Company had approximately $23.5 million of liquidity, including $11.0 million of cash on hand and $12.5 million availability under the Company’s existing revolving credit facility.  The Company had approximately $30.6 million of outstanding indebtedness, which includes $17.3 million of borrowings under the Company’s existing revolving credit facility, $9.5 million of borrowings under the PPP Loans and $3.8 million of other debt and finance leases.

The foregoing summary description of the PPP Loans does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the PPP Loans, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2020.

Item 8.01. Other Events.

Supplemental Risk Factor

As a result of the recent outbreak of a novel coronavirus (COVID-19), we have added the following supplemental risk factor to our existing risk factors, as disclosed on the Company’s Annual Report on Form 10-K for the year ending December 31, 2019:

The outbreak of COVID-19 may have material adverse effects on our operations.

We did not experience significant impacts from the novel coronavirus disease (known as COVID-19) in the first quarter of 2020, in part, because our facilities currently operate as essential businesses based on the customers and markets served.   However, due to the continuing breadth and severity of the pandemic, our operations, suppliers and customers have been and may continue to be affected by varying degrees by COVID-19, which could result in a material adverse effect on our business.  In response to the virus, we are following the guidance provided by the U.S. Centers for Disease Control and Prevention to protect the continued safety and welfare of our employees.

The effects of COVID-19 have resulted in a widespread crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for our products. Depending on the breadth of the disruptions and the success of our efforts to mitigate the impact of these events on our operations, our business, operating and financial results could be materially adversely affected. The extent to which COVID-19 will impact our financial position and operating results will depend on future developments, which are highly uncertain and cannot be predicted and many of which are not within our control. Such developments may include, but are not limited to, the spread of the virus, the severity and duration of the outbreak, the impact on the world economy and the actions that may result from the outbreak including the responses of governmental authorities and the scientific community.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADWIND ENERGY, INC.

April 17, 2020	By:	/s/ Jason L. Bonfigt

Jason L. Bonfigt
Vice President and Chief Financial Officer
(Principal Financial Officer)

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